AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of November [__], 2009 (the "Agreement") by and among Millennium Biotechnologies, Inc., a Delaware corporation (the "Company"), Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group") and Carl Germano (the "Executive").

WHEREAS, the Executive is presently employed by the Company, a wholly owned subsidiary of Group, under an Employment Agreement dated as of May 18, 2001 (the "Prior Agreement");

WHEREAS, the Prior Agreement was amended on November 11, 2005 and again on August 16, 2006;

WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company and, in connection therewith, the Company, Group and the Executive desire to amend and restate the terms and provisions of the Employment Agreement to, among other things, set forth the terms of such continued employment and

WHEREAS, in recognition of Company's challenging financial circumstances and as an inducement to raise additional capital, purchase order financing, and restructure Company's debt the Executive has agreed to certain reductions in his pre-existing compensation as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend and restate the Employment Agreement in its entirety, as follows:

1. EMPLOYMENT AND DUTIES

1.1 Employment. During the term of this Agreement, as defined in Section 2 hereof (the "Term"), the Company shall employ the Executive, and the Executive shall render services to the Company as its **Chief Science Officer** and shall report directly to the Chief Executive Officer of the Company and Group. The Executive shall have such duties as are consistent with the positions of **Chief Science Officer**. Executive shall devote his full time to the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently. Notwithstanding the foregoing, until such time as Executive's salary is increased pursuant to Section 2.2, the Executive may engage in limited part-time consulting services, provided such services are not rendered to any entities or persons that operate or sell products in a manner that competes with or could compete with the operations or products of the Company, and provided that the same do not otherwise conflict with or interfere with his duties hereunder. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound.

1.2 Term of Employment. Unless earlier terminated as provided in this Agreement, the term of Executive's employment under this Agreement (the "Term") shall commence on the date hereof (the "Effective Date") and continue until November 1, 2014, provided the Executive shall have the right to extend the Term for two additional years upon written notice to the Company given at least 180 days prior to the expiration of the original Term hereof.

2. COMPENSATION

2.1 Base Salary. Company shall pay to Executive throughout the Term an annual salary (the "Base Salary") at a rate of $150,000 per annum, payable in accordance with the Company's customary policies, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

2.2 Increase in Base Salary. The Base Salary shall be increased to a rate of $200,000 per annum commencing as of the date of any of the following events: (a) the Company's annual revenues exceed $15,000,000; (b) the Company enters into a licensing agreement with an unrelated third party where the minimum upfront licensing fee is no less than $3,000,000; or (c) the Company achieves two quarters of positive cash flow.

2.3 Discretionary Bonus. In addition to the Base Salary, the Company may pay to Executive a discretionary bonus, payable annually during each year of the term, at the sole and exclusive discretion of the Company.

2.4 Stock.

(a) Upon execution of this Agreement, Group shall issue to Executive 114.1667 shares of its Series E Convertible Preferred Stock (convertible into 1,141,667 shares of the Company's common stock upon stockholder approval of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of common stock) in full satisfaction of any Group or Company stock, options or warrants previously promised to Executive or previously due from Group or the Company.

(b) Following the Final Closing Date (as that term is defined in the Subscription Agreement) of Group's offering of its securities by Tripoint Global Equities LLC (the "Offering") pursuant to a Subscription Agreement and Investment Letter dated October 2, 2009, as amended on October 21, 2009 (the "Subscription Agreement"), Company's management shall be granted such number of shares of Series E Convertible Preferred Stock of Group that is convertible into Group common stock equal to 10% of the fully diluted shares of Group following the Final Closing Date (the "Performance Shares"). The Performance Shares shall be issued to management with all attendant voting rights effective from the date of issuance. Executive shall be entitled to such number of the Performance Shares as the Company's President and Chief Executive Officer shall determine but, in no event, less than 1,500 Performance Shares (subject to reduction as described in the remainder of this subsection). In the event that the Company's gross revenue for the 13 month period immediately following the Final Closing Date (the "Target Period") is less than $15 million (the "Target Revenue"), the number of Performance Shares shall be reduced by 10% for each $1 million under the Target

Revenue and such number of reduced Performance Shares shall be issue to the Purchasers of the Units in the Offering based upon the percentage of Units purchased by each such Purchaser. The Target Period shall commence when the Company and/or Group have received at least $1,000,000 in working capital from any sources including from the net proceeds of the Offering. The right to so reduce, recapture and reallocate any portion of the Performance Shares is dependent on the Target Period commencing within 60 days of the Final Closing Date. Notwithstanding any of the foregoing, the Performance Shares shall not be reduced by more than 50% of the total Performance Shares issued. Executive agrees that during the 13 month period following the commencement of the Target Period, the holders of the Performance Shares shall have no right whatsoever to transfer their respective Performance Shares

3. BENEFITS

3.1. General Fringe Benefits. Executive shall be entitled to participate in the life, hospitalization, health, accident and disability insurance plans, health programs, pension plans, and other benefit and compensation plans, which are or which may become generally available to senior executives of the Company from time to time.

3.2. Reimbursements. Until such time as the Company reinstates a medical plan that provides coverage to Executive and his family, the Company shall reimburse Executive for the cost of his monthly medical insurance premiums (currently $2,332 per month). In addition, the Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in the performance of Executive's duties to the Company upon presentation by Executive of expense statements or vouchers.

3.3. Vacation. The Executive shall be entitled to fifteen (15) days paid vacation each year during the Term in accordance with the applicable policies of the Company.

4. TERMINATION OF EMPLOYMENT

4.1. Death. Executive's employment shall terminate upon his death, and in such event, the estate or other legal representative of Executive shall be entitled to receive (a) Executive's Base Salary for a period equal to the lesser of (i) three months from the date of death or (ii) the balance of the Term; (b) all compensation and any Options which have been granted to the Executive and benefits that are accrued and unpaid as of the date of death.

4.2 Termination by Company. Executive's employment may be terminated at the option of Company by notice to Executive (i) as a result of Executive's disability as provided in section 4.3 hereof, or (ii) for "cause" as defined and provided in section 4.4 hereof.

4.3. Disability. As used in this Agreement, the term "disability" shall mean a physical or mental disability or incapacity, whether total or partial, of Executive that, in the good faith determination of Company's Board of Directors or based upon reasonably competent medical advice, has prevented him from performing substantially all of his duties under this Agreement during a period of 30 days during any twelve month period. If Company shall terminate Executive's employment pursuant to this section 4.3, Executive shall be entitled to continue to

receive his Base Salary for a period of three months from the date of termination (but not exceeding the balance of the Term), as well as (A) all compensation and benefits that are accrued and unpaid as of the date of disability; and (B) any Options which have been granted to the Executive.

4.4. Discharge for Cause. If Executive (a) neglects his duties hereunder in a material manner and such neglect shall not be discontinued within five (5) business days after written notice to Executive thereof; (b) is convicted of a felony or other crime involving fraud, moral turpitude or material loss to Company; (c) materially breaches his affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within five (5) business days after written notice to Executive thereof; or (d) in bad faith, commits any act or omits to take any action, to the material detriment of Company; then Company may at any time by notice terminate Executive's employment hereunder for "cause"; and Executive shall have no right to receive any compensation or benefit from Company hereunder on and after the effective date of such notice, except for his Base Salary through the date of termination; Bonus that is accrued and unpaid as of the date of termination; any Options which have been granted to the Executive as of the date of Termination.

4.5 Termination by Executive for Good Reason. In the event of: (a) a sale of all or substantially all of the ownership interests or assets of Company, (b) a merger or consolidation of Company with any other corporation or entity in which the shareholders of Company own less than 51% of the stock of the controlling or surviving entity following such merger or consolidation; (c) with the exception of the Offering and the Restructuring Plan referenced in the September 24, 2009 Unanimous Directors' Consent, a "change-in-control" of Company, defined as any person or entity becoming a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) directly or indirectly of securities of Company representing 50% or more of the combined voting power of Company's then outstanding securities; (d) Company's materially breaching its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement); or (e) a reduction in the nature or scope of Executive's titles, authorities, powers, duties, or responsibilities hereunder, then Executive may at any time by notice terminate Executive's employment hereunder for "good reason". In the event of such termination or in the event Company shall terminate the Executive's employment without cause, Company shall pay to Executive (i) his Base Salary through the date of the end of the contract term or end of the extension period should the termination without cause occur during an extension period, (ii) Bonus that is accrued and unpaid as of the date of termination; and (iii) any Options which have been granted to the Executive as of the date of Termination.

4.6. Termination Benefits. Upon the expiration of the Term or the termination of Executive's employment for any reason hereunder, the rights and benefits of Executive under Company's employee benefit plans and programs shall be determined in accordance with the provisions of such plans and programs.

5. PROHIBITED ACTIVITIES

5.1 Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement. Without the prior written approval of the Company's President or Chief Executive Officer, Executive shall not, directly or indirectly, during his employment and until the end of one (1) year after termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4.2, 4.3, 4.4 or 4.5):

(a) Engage in a "Competing Business'' in the "Territory", as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. "Competing Business" shall mean any business that manufactures, sells or markets nutraceutical products in any form which is competitive with the business of the Company or any of its Affiliates (defined below), as conducted or under development at any time during the term of employment. "Affiliates" shall mean any entity controlled by or under common control with the Company or any joint venture, partnership or other similar entity to which the Company is a party. "Territory" shall mean any areas served by the Company in its business during the Term. The provisions of this Section 5.1 will not restrict Executive from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

(b) (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during the period in which Executive was an employee of the Company, any suppliers, independent contractors, vendors, or other business associates of the Company or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(c) (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of the Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with the Company or any of its Affiliates; or (iii) in any way interfere with the relationship between the Company or any of its Affiliates and their employees; or

(d) Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its Affiliates or otherwise interfere with the business of the Company or any of its Affiliates.

5.2. Confidential Information.

(a) The term "Confidential Information" shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical,

business, marketing or financial information, whether pertaining to (1) the Company or its Affiliates, (2) its or their suppliers, or (3) any third party which the Company or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for the Company's benefit whether or not developed, in whole or in part by Executive. For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; marketing or business development plans, strategies, analysis, concepts or ideas; contracts; general financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, licenses, and costs; pricing; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company's business. All such Confidential Information is extremely valuable and is intended to be kept secret to the Company; is the sole and exclusive property of the Company or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by the Company (other than by the act or omission of Executive), information disclosed to Executive by a third party under no duty of confidentiality to the Company or its Affiliates, or information required by law or court order to be disclosed by Executive.

(b) Executive shall not, without the Company's prior written approval, use, disclose, or reveal to any person or entity any of the Company's Confidential Information, except as required in the ordinary course of performing duties hereunder. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company or any of its Affiliates.

(c) In the event that Executive's employment with the Company is terminated for any reason whatsoever, he shall return to the Company, promptly upon the Company's written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his employment, without retaining copies thereof.

5.3. Divisibility. The provisions contained in this section 5 as to the time period and scope of activities restricted shall be deemed divisible, so that if any provision contained in this section is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

5.4 Acknowledgments. Executive acknowledges that the covenants contained in Section 5, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company. He further acknowledges that the covenants contained in Section 5 are designed, intended, and necessary to protect, and are reasonably related to the protection of, the Company's trade secrets, to which he will be exposed and with which he will be entrusted. Specifically, without

limitation, Executive is entrusted with trade secrets regarding: the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures. Executive understands that any breach of Section 5 will also constitute a misappropriation of the Company's proprietary rights, and may constitute a theft of the Company's trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Executive by the Company, and possibly others.

6. EQUITABLE REMEDIES

6.1 Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of his employment by the Company are of a unique and special character, and any breach of Section 5 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Section 5. Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition may recover monetary damages. In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond. Executive further acknowledges that his duties under this Agreement shall survive termination of his employment, whether the termination is voluntary or involuntary, rightful or wrongful, and shall continue until the Company consents in writing to the release of Executive's obligations under this Agreement. The parties further agree that the provisions of Section 5 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.

7. WORK FOR HIRE

7.1. General. Any and all formulations, devices, materials, technology or other inventions (collectively "Inventions") made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term, will be promptly and fully disclosed by the Executive to the Company and shall be the Company's exclusive property. The Executive will promptly deliver to the Company all papers, drawings, models, data and other material relating to any Invention made, developed or created by him as aforesaid. The Executive acknowledges that any Inventions developed, made, or created by the Executive during the Term shall be deemed "Works for Hire" and that the Company shall have the exclusive right to copyright, patent or otherwise protect such Inventions. Executive agrees to assign to the Company its successors, legal representatives and assigns all rights, including patent rights, in and to any such Inventions and further agrees to cooperate with the Company if the Company pursues patent protection for such Inventions. Specifically, and without limitation, Executive agrees to communicate to the Company any facts known to the Executive respecting said Invention, to sign all lawful papers, to execute all divisional, continuing and reissue applications, to make all declarations and to generally do everything possible to assist the

Company to obtain and to enforce patent rights for said Invention in the United States and abroad.

8. MISCELLANEOUS

8.1. Survival. The covenants and agreements set forth in this Agreement shall survive Executive's termination of employment.

8.2. Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

8.3. Assignment. This Agreement shall not be assignable by Executive without the prior written consent of Company, and shall inure to the benefit of and be binding upon Executive and his legal representatives.

8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in that State, without reference to its principles of conflicts of law.

8.5. Arbitration; Consent to Jurisdiction. Any controversy or claim arising out of or relating to this Agreement including, without limitation, the interpretation or the breach thereof, shall be settled by arbitration in the City, County and State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, and judgment upon the award rendered by a panel of three (3) Arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this agreement to arbitrate shall not bar either party from seeking temporary or provisional remedies in any Court having jurisdiction thereof. Company and Executive hereby consent and submit to the personal jurisdiction of the United States District Court for the Southern District of New York and any New York State court of competent jurisdiction located in New York County, New York in any suit, action or proceeding (other than as provided in the first sentence of this section) arising out of or relating to this Agreement.

8.6. Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement, shall be in writing, signed by the party or the attorney for that party. All Notices shall, except as otherwise specifically provided herein to the contrary, be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. and 6:00 p.m. E.S.T., but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this section):

If to Company or Group at:

Millennium Biotechnologies, Inc.
665 Martinsville Road, Suite 219
Basking Ridge, NJ 07920
Telephone: 908-630-8700
Facsimile: 908-630-0653

with a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, 16th Floor
New York, NY 10016
Fax: (212) 779-8858
Attention: Peter R. Silverman

If to Executive at:

Carl Germano
[________________]
[________________]

8.7. Enforceability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

8.8. Waiver. The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

8.9. Complete Agreement. This Agreement supersedes any prior or contemporaneous agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated orally.

8.10. Indemnification. In the absence of the Company's ability to provide Directors and Officers Insurance, the Company will hereby indemnify and hold-harmless the Executive from any claims or litigation which would normally protect the Executive under the umbrella of a standard Directors and Officers Insurance policy.

8.11. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

8.12. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

9. SECTION 409A.

9.1. General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.

9.2. Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(a) No amount shall be payable pursuant to Section 4.5 unless the termination of Executive's employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and

(b) If the Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 4.5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive's "separation from service" with Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this Section 9.2(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(c) The determination of whether the Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Company in accordance with the terms of Section 409A of the Code and

applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations (and any successor provision thereto); and

(d) For purposes of Section 409A, the Executive's right to receive installment payments pursuant to Section 4.5 shall be treated as a right to receive a series of separate and distinct payments.

[signature page follows]

IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
MILLENNIUM BIOTECHNOLOGIES, INC.

By: Mark C Mirken CEO
Name:
Title:

EXECUTIVE:

Carl Germano

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